                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )
     Filed by the registrant [ ]
     Filed by a party other than the registrant [ ]
     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                             BRUNSWICK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.
     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             Brunswick Corporation

                                                                  March 20, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Brunswick Shareholders to be held on Wednesday, April 23, 1997 at 3:00 P.M. at Brunswick's World Headquarters, 1 N. Field Ct., Lake Forest, Illinois. Brunswick's World Headquarters is on Route 60, just east of the Tri-State Tollway.

     The formal Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted on at the meeting.

     It is important that your shares be represented at the meeting.

     Therefore, I urge that you MARK, SIGN, DATE and RETURN PROMPTLY the enclosed PROXY in the envelope furnished for that purpose. If you are present at the meeting, you may, if you wish, revoke your proxy and vote in person. I am looking forward to seeing you at the meeting.

                                           Sincerely,

                                           Peter Larson
                                           PETER N. LARSON
                                           Chairman

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick's World Headquarters, 1 N. Field Ct., Lake Forest, Illinois, on Wednesday, April 23, 1997 at 3:00 P.M. for the following purposes:

            (1) To elect Directors,

            (2) To ratify the appointment of Arthur Andersen LLP as auditors, and

            (3) To consider such other business as may properly come before the meeting.

     Brunswick shareholders of record at the close of business on February 24, 1997 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By order of the Board of Directors,

                                           Peter Hamilton
                                           PETER B. HAMILTON
                                           Secretary

Lake Forest, Illinois
March 20, 1997

                             Brunswick Corporation

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brunswick Corporation (the "Company") which will be voted at the Annual Meeting of Shareholders to be held on April 23, 1997 and at any adjournment thereof. This statement and form of proxy were first mailed to shareholders on or about March 20, 1997. Any shareholder submitting a proxy may revoke it at any time before it is voted. If a shareholder is participating in the Company's Dividend Reinvestment Plan or Employee Stock Investment Plan, any proxy given by such shareholder will also govern the voting of all shares held for the shareholder's account under those plans, unless contrary instructions are received.

     Only holders of the Company's 98,881,047 shares of Common Stock outstanding as of the close of business on February 24, 1997, the record date, will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. The representation in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to provide a quorum at the Annual Meeting. Abstentions are counted as present in determining whether the quorum requirement is satisfied, but they have no other effect on voting for election of directors. Abstentions are the same as a vote against on other matters. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker nonvotes"), those shares will be counted for quorum purposes. The broker nonvotes will not be included in the vote totals for a proposal and therefore will have no effect on the vote for the proposal.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors. At the meeting, five directors are to be elected. The Board of Directors has nominated Michael J. Callahan, Manuel A. Fernandez, Rebecca P. Mark and Roger W. Schipke for election as directors to serve for terms expiring at the 2000 Annual Meeting, and until their respective successors shall have been elected and qualified. The Board of Directors has nominated George D. Kennedy for election as a director to serve for a term expiring at the 1998 Annual Meeting, and until his successor shall have been elected and qualified since he is retiring from the Board in 1998. John P. Diesel and Bernd K. Koken are retiring from the Board at the 1997 Annual Meeting.

     It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named below as directors of the Company, except as otherwise specified in the proxy. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In the event any one or more of such nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors. Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 2000 ANNUAL MEETING

MICHAEL J. CALLAHAN                                          Director since 1991

Executive Vice President and Chief Financial Officer of FMC Corporation, a producer of chemicals, defense systems, machinery and equipment, since 1994; Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, 1992-1994; age 58

MANUEL A. FERNANDEZ                                          Director since 1997

Chairman, President and Chief Executive Officer of the Gartner Group, Inc., a leading independent provider of research and analysis on computer hardware, software, communications and related information technologies, since 1995 and President and Chief Executive Officer of Gartner Group, Inc., 1991-1995; age 50

REBECCA P. MARK                                              Director since 1997

Chairman and Chief Executive Officer of Enron International, the emerging markets arm of Enron Corp., a leading integrated natural gas company, since 1996; Chairman and Chief Executive Officer of Enron Development Corp., an Enron subsidiary which pursues new international markets, 1991-1996; director of Thermatrix, Inc., age 42

ROGER W. SCHIPKE                                             Director since 1993

Private Investor; Chairman of the Board and Chief Executive Officer of The Sunbeam Corporation, a consumer products firm, 1993-1996; Chairman of the Board and Chief Executive Officer of The Ryland Group, a company engaged in mortgage banking and home building, 1990-1993; director of Legg-Mason, Inc., Oakwood Homes Corporation and The Rouse Company; age 60

NOMINEE FOR ELECTION FOR TERM EXPIRING AT THE 1998 ANNUAL MEETING

GEORGE D. KENNEDY                                            Director since 1979

Retired; Chairman of the Board of Mallinckrodt Group Inc. ("Mallinckrodt"), a producer of medical products, specialty chemicals, products for animal health and nutrition, and animal feed supplements, 1986-1994; Chairman of the Board and Chief Executive Officer of Mallinckrodt, 1986-1991; director of American National Can Co., Illinois Tool Works, Inc., Kemper National Insurance Co., Scotsman Industries, Inc. and Stone Container Corp.; age 70

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

PETER HARF                                                   Director since 1996

Chairman and Chief Executive Officer of Joh. A. Benckiser GmbH, an international consumer products company, since 1988; director of Kimberly-Clark Corporation; age 50

PETER N. LARSON                                              Director since 1995

Chairman and Chief Executive Officer of Brunswick since 1995; Chairman of the Worldwide Consumer and Personal Care Group, Johnson & Johnson, a leading health care company, 1994-1995; Company Group Chairman, Johnson & Johnson, 1991-1994; director of Compaq Computer Corporation; Chairman of the Advertising Education Foundation; member of the Listed Stock Advisory Committee of the New York Stock Exchange; age 57

JAY W. LORSCH                                                Director since 1983

Louis E. Kirstein Professor of Human Relations since 1978, Chairman of Doctoral Programs since 1995, Senior Associate Dean and Chairman of Executive Education Programs, 1990-1995, Harvard University Graduate School of Business Administration; age 64

KENNETH ROMAN                                                Director since 1995

Independent Consultant since 1991; Executive Vice President, American Express Company, a major financial services company, 1989-1991; Chairman and Chief Executive Officer of The Ogilvy Group, a leading advertising agency, 1988-1989 (and of Ogilvy and Mather Worldwide, 1985-1989); director of Compaq Computer Corporation, IBJ Schroder Bank and Trust Company, and PennCorp Financial Group, Inc.; age 66

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

NOLAN D. ARCHIBALD                                           Director since 1995

Chairman of the Board, President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, since 1986; director of ITT Corporation; age 53

BETTYE MARTIN MUSHAM                                         Director since 1993

President and Chief Executive Officer of Gear Holdings, Inc., a design, marketing and communications firm, since 1977; director of Consolidated Communications, Inc., Footstar, Inc. and Gear Holdings, Inc.; age 64

JACK F. REICHERT                                             Director since 1977

Retired; Chairman of the Board and Chief Executive Officer of Brunswick, 1983-1995; President of Brunswick, 1977-1993 and 1994-1995; director of Viad Corp; age 66

COMMITTEES AND MEETINGS

     The Board of Directors met nine times during 1996. The Board of Directors has Executive, Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees. None of the members of these committees are affiliated with the Company except for Mr. Larson, who is Chairman of the Executive Committee.

     Members of the Executive Committee are Messrs. Larson (Chairman), Callahan, Kennedy, Lorsch and Schipke.

     Members of the Audit and Finance Committee are Messrs. Callahan (Chairman), Kennedy and Reichert and Ms. Martin Musham.

     Members of the Human Resource and Compensation Committee are Messrs. Schipke (Chairman), Archibald, Diesel and Koken.

     Members of the Corporate Governance Committee are Messrs. Lorsch (Chairman), Harf and Roman.

     The Audit and Finance Committee met five times during 1996. The Audit and Finance Committee is responsible for assuring that the Company's accounting procedures and financial records are valid and accurate and that its financial statements are presented fairly and in conformity with generally accepted accounting principles. To carry out these responsibilities, it reviews the activities of the internal and external auditors, focusing on the adequacy of the Company's internal controls. The Committee is responsible for recommending to the Board an external auditor and the terms of this engagement. The Committee reviews transactions of a financial nature which it considers necessary in carrying out its primary responsibilities or which are referred to it by the Board, such as legal liabilities, environmental issues, capital investments, financial strategy, and the selection of financial advisors. It also reviews the Company's pension plans, assuring adequate funding, and the effective performance of these funds.

     The Human Resource and Compensation Committee met ten times during 1996. The Human Resource and Compensation Committee administers the Brunswick Performance Plan, Strategic Incentive Plan, 1991 Stock Plan, 1994 Stock Option Plan for Non-Employee Directors, 1995 Stock Plan for Non-Employee Directors and Supplemental Pension Plan. The Human Resource and Compensation Committee, from time to time, also recommends to the Board of Directors compensation of the Chairman and Chief Executive Officer and other officers of the Company.

     The Corporate Governance Committee met six times during 1996. The Corporate Governance Committee recommends to the Board of Directors nominees for directors of the Company to be elected by the shareholders, evaluates the performance of the Board of Directors and its members and recommends compensation for members of the Board of Directors and its committees except the Corporate Governance Committee. The Corporate Governance Committee also recommends to the Board of Directors nominees to fill vacancies on the Board of Directors as they occur and considers and makes recommendations to the Board with regard to increases and decreases in the size of the Board. The Corporate Governance Committee will consider nominees recommended by shareholders for submission to the Board of Directors. Shareholders wishing to recommend nominees should send such recommendations to the Secretary of the Company.

     The By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. In addition, the By-laws provide a procedure for shareholder nominations. Shareholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. The notice of nomination shall set forth certain information concerning such shareholder and the shareholder's nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DIRECTOR COMPENSATION

     Directors who are not officers are entitled to an annual fee of $25,000 and the Chairmen of the Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees each receive an additional $5,000 per annum. Such annual fees and committee chair fees are paid in Common Stock of the Company, receipt of which may be deferred until after retirement from the Board. Non-employee directors are also paid $1,500 for each Board and Committee meeting, and the directors may elect to be paid in Common Stock for such meeting fees and to defer receipt of such Common Stock until after retirement. New non-employee directors receive an award of Common Stock which has a value equal to the annual fee at the time they are first elected to the Board. Non-employee directors who were elected prior to July 25, 1995 have had the present value of their benefits under the former non-employee directors pension plan converted into Common Stock, which they will receive when they retire. If directors retire from the board before satisfying specified age and service requirements, the amount of Common Stock will be reduced.

     Pursuant to the 1994 Stock Option Plan for Non-Employee Directors, non-employee directors at the time of each Annual Meeting of Shareholders of the Company receive options to purchase a number of shares of Common Stock such that the options will have a value of $25,000 using the Black-Scholes pricing model with specified assumptions. The exercise price of the options is 100% of the fair market value of the Common Stock on the date of the award. The options become fully exercisable six months after the date of the award and may be exercised at any time thereafter until the tenth anniversary of the date of the award.

     Directors may purchase engines, boats, and billiard tables from the Company at the Company's dealers' net cost. Each director is also offered the opportunity to use one of the Company's boats for up to two years without charge. The director is responsible for insurance on the boat, and the imputed value of the use of the boat is included in the director's taxable income. Directors may receive up to $1,500 of the Company's other products annually. The value of the products is included in the directors' taxable income, and the Company reimburses the directors for the taxes on this income plus any taxes owed as a result of the reimbursement.

     In the event of a change in control of the Company (as defined on page 19), the Company will be obligated to continue to provide to retired directors insurance and benefit programs equivalent to those provided at the time of the change in control of the Company.

                                  SHAREHOLDERS

     As of March 17, 1997, each director, each executive officer listed in the summary compensation table, and all directors and executive officers as a group owned the number of shares of Brunswick Common Stock set forth in the following table:

                                                              Number of Shares             Percent
                    Name of Individual                       Beneficially Owned              of
                   or Persons in Group                      as of March 17, 1997            Class
------------------------------------------------------------------------------------------------------------
Nolan D. Archibald                                                   4,963(1)                *
Michael J. Callahan                                                 21,500(1)                *
John P. Diesel                                                      25,124(1)                *
Manuel A. Fernandez                                                  1,049(1)                *
Peter Harf                                                          25,279(1)                *
George D. Kennedy                                                   30,223(1)                *
Bernd K. Koken                                                      25,722(1)                *
Peter N. Larson                                                    408,502(2)                *
Jay W. Lorsch                                                       27,840(1)                *
Rebecca P. Mark                                                        870(1)                *
Bettye Martin Musham                                                19,186(1)                *
Jack F. Reichert                                                   622,406(1)(3)             *
Kenneth Roman                                                       16,960(1)                *
Roger W. Schipke                                                    23,063(1)                *
David D. Jones                                                      92,025(2)                *
William J. Barrington                                               75,833(2)                *
Peter B. Hamilton                                                   43,272                   *
Frederick J. Florjancic, Jr.                                        92,495(2)                *
All directors and executive officers as a group                  1,816,100(1)(2)(3)          1.8%

 *  Less than 1%

(1) Includes the following shares of stock issued for the directors under the 1995 Stock Plan for Non-Employee Directors, receipt of which has been deferred: Messrs. Archibald 2,463 shares, Callahan 10,959 shares, Diesel 14,310 shares, Fernandez 1,049 shares, Harf 2,779 shares, Kennedy 15,443 shares, Koken 13,685 shares, Lorsch 14,315 shares, Reichert 1,617 shares, Roman 1,330 shares, and Schipke 11,463 shares, Ms. Mark 870 shares, Ms. Martin Musham 7,445 shares, and 97,728 shares for all directors as a group. Also includes the following shares of common stock issuable pursuant to currently exercisable stock options: 2,500 shares for each of Messrs. Archibald, Harf and Roman; 8,100 shares for each of Messrs. Callahan, Diesel, Kennedy, Koken, Lorsch and Schipke and Ms. Martin Musham; 128,950 shares for Mr. Reichert; and 193,150 shares for all directors as a group.

(2) Includes the following shares of restricted stock: Messrs. Larson 60,213 shares, Jones 14,500 shares, Barrington 11,250 shares, Florjancic 14,625 shares, and all executive officers as a group 140,187 shares. Also includes the following shares of common stock issuable pursuant to currently exercisable stock options: Messrs. Larson 150,000 shares, Jones 38,300 shares, Barrington 32,400 shares, and Florjancic 37,700 shares, and all executive officers as a group 373,900 shares.

(3) Includes 70,600 shares held by the Jack F. Reichert Foundation for which Mr. Reichert has shared dispositive power and shared voting power.

     The only shareholders known to the Company to own beneficially more than 5% of the outstanding voting securities of the Company are:

                                                                                      Shares
                                                                                   Beneficially
                                                                                   Owned as of         Percent
                                               Name and Address of                 December 31,          of
        Title of Class                           Beneficial Owner                      1996             Class
--------------------------------------------------------------------------------------------------------------
Common Stock                     Sanford C. Bernstein & Co., Inc.                    9,251,651(1)        9.4%
                                 One State Street Plaza
                                 New York, NY 10004

Common Stock                     Mellon Bank Corporation                             5,395,125(2)        5.5%
                                 One Mellon Bank Center
                                 Pittsburgh, PA 15258
--------------------------------------------------------------------------------------------------------------


(1) Sanford C. Bernstein & Co., Inc. has sole voting power for 4,959,219 of these shares, shared voting power for 1,109,885 of these shares and sole dispositive power for all of these shares.

(2) Mellon Bank Corporation and its subsidiaries have sole voting power for 2,622,000 of these shares, shared voting power for 2,550,125 of these shares, sole dispositive power for 2,707,000 of these shares and shared dispositive power for 139,000 of these shares. These shares include 2,461,125 shares held by Mellon Bank, N.A. as Trustee of the Brunswick Employee Stock Ownership Plan, which have not been allocated to participants' accounts.

            REPORT OF THE HUMAN RESOURCE AND COMPENSATION COMMITTEE

     The Human Resource and Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-employee Directors who are responsible for administering all compensation plans in which the Chairman and Chief Executive Officer and the Senior Executives of the Company participate. For 1996, "Senior Executives" include all Group Presidents and all Senior Corporate Executives in the Company.

EXECUTIVE COMPENSATION PLANS

     We welcome the opportunity to share with our shareholders the details of our executive compensation plans and the philosophy which has been followed in developing these plans. We believe that the Corporation with the best employee talent will be the market leader. The purpose of the plans is to attract and retain outstanding key employees and to encourage an ownership commitment through Stock Ownership Guidelines facilitated by our incentive compensation programs. Our mix of base and incentive pay plans has been designed to place a significant amount of compensation at risk. Brunswick recognizes past performance and expected future contributions through a combination of competitive base salaries, the Brunswick Performance Plan, the Strategic Incentive Plan and the 1991 Stock Plan. These plans motivate our executives by providing incentives for the successful implementation of the Company's strategic programs.

     Our independent consultant provides extensive information regarding the compensation practices of comparable companies with revenues similar to Brunswick and/or the competitors of our business units for the purpose of reviewing and establishing salary levels. Because of their smaller size, the companies included in the peer group index on page 13 are not included in the list of comparable companies for the determination of salary ranges for the Senior Corporate Executives. For 1996 comparisons, the total compensation package of each Senior Executive was developed by including an annual award of stock options as well as opportunities for annual and two-year incentives payable in cash and stock.

     During 1996, the executive compensation plans included competitive base salaries plus incentives for short, mid-term and long-term performance. Participation in the plans varied based upon the levels of responsibility of the Senior Executive and management employees of the Company and its business units. In this way, a greater opportunity for incentive compensation is provided for those employees whose responsibilities are deemed to have the largest impact on the long-term success of the Company. In its administration of the plans the Committee has in the past and may in the future use judgment and discretion, as described below:

     ANNUAL BASE SALARIES including the Chief Executive's have been targeted at levels generally in the third quartile of the marketplace for similar positions for defensive and retentive reasons. For salary administration, "salary band ranges" have been developed to establish internal equity for like positions, while also supporting a broad cross-organizational career development process. Survey data provided by our independent consultant provides an external assessment of the market pricing for our positions. We believe that this combination of the internal and external comparison provides the best overall measure for salary administration. The consultant's study will be updated every other year. Executives whose salaries are above the market data at the 75th percentile for their comparative positions will be scheduled for salary reviews every two years; all other executives' salaries will continue to be reviewed annually.

     THE BRUNSWICK PERFORMANCE PLAN is an annual bonus plan which in 1996 provided opportunities for bonuses to be earned by Senior Executives and other management employees of the Company. Under the Plan, bonus pools were generated based upon the achievement of specified annual financial targets and written objectives which were reviewed by the Committee. For 1996, 40% of the bonus was based on pre-tax earnings goals, 40% was based on cash flow targets and the remaining 20% was based on clearly established organizational development objectives central to the continued strength of the business. Awards under this Plan for Senior Executives can range from zero to 100% of their base salaries in effect at the beginning of the Plan year. Bonuses earned by Senior Executives under the Plan for 1996 were reviewed and approved by the Committee based upon an assessment of performance against assigned goals. In addition, for certain of the Senior Executives, the bonus earned was paid up to 50% in Brunswick stock and 50% in cash if he or she had not met the Stock Ownership Guidelines as described below. If the guidelines have been met, the payment form is at the election of the Senior Executive. Any stock payment may be deferred at the Senior Executive's election.

     The purpose of the STRATEGIC INCENTIVE PLAN is to provide a mid-term incentive for the successful implementation of the Company's strategic plans by defining the contribution necessary from each business unit to achieve its plan. For the three-year performance period concluding in 1996, the Strategic Incentive Plan had been a long-term bonus plan providing for cash bonuses to Senior Executives of up to 75% of their base salary at the beginning of the performance period. Participation included all Senior Executives and various key management employees who may have a significant impact on the achievement of the Company's strategic goals. Specific written goals to be completed during the three-year performance period of the Plan were submitted to the Committee. These included, among others, goals related to sales volume, profitability levels, opportunities for growth, global expansion, employee development, improvements in quality and customer satisfaction, market share gains, the generation of cash and cost reduction measures. The goals were specific to each operating unit and in some cases to a specific market, such as international, serviced by the operating unit. Amounts earned under the Plan have been based upon the percentage of the assigned strategic goals which were achieved multiplied by the maximum bonus which could have been paid to each participant as determined at the beginning of the performance period. Bonuses for Group Presidents for the 1994-96 performance period were determined by measuring the level of achievement of goals assigned to their individual business units. Senior Corporate Executives earned bonuses based upon the weighted percentage of the total of all assigned goals achieved multiplied by their maximum potential bonus as determined at the beginning of the performance period. Actual bonuses paid under this Plan to all Senior Executives were approved by the Committee.

     The performance period for the Plan beginning January 1, 1996 is two years. The goals for the 1996-1997 performance period are specified financial targets for pre-tax earnings and cash flow results. Bonuses for Senior Executives under the Plan will be based upon a combination of business unit performance and overall Company performance. Senior Executives may earn from zero to 100% of base salary or zero to 75% of base salary in effect at the beginning of the performance period depending upon their position. From 75% to 100% of the maximum award will be denominated in stock units at the beginning of the performance period using the January 2, 1996 closing price of the Company's Common Stock. Similar to the annual bonus plan, a portion of the final payout will be made in common stock for those Senior Executives who have not reached the Stock Ownership Guidelines. Any stock payments may be deferred.

     The 1991 STOCK PLAN, the Company's long-term incentive plan, provides the opportunity to grant stock options. The Company feels strongly that stock and stock options are an integral part of a Senior Executive's total annual compensation package. It has long been the belief of the Company that Senior Executives who own significant amounts of Company stock are more inclined to focus on its long-term growth, make decisions which are in the best interests of all shareholders and contribute to higher levels of shareholder value.

     The Company has a formal policy regarding Stock Ownership Guidelines. Under the Guidelines, as approved by the Committee, Senior Executives of the Company are expected to own specific minimum amounts of Company stock depending upon their position, calculated as a multiple of their base salaries, and ranging from 5 times annual salary for the Chairman and Chief Executive to 2-3 times base salary for Senior Executives. In the case of a new hire or promotion to a Senior Executive level, the individual will be expected to reach the targeted amount required under the policy within five years.

     In January, 1996, Senior Executives were awarded grants of non-qualified stock options to purchase stock with values up to 100% of their base salary as determined using a Black-Scholes pricing model. The exercise price was set at 100% of the fair market value of the Company's stock at the time of grant. Options will fully vest three years from the date of grant; however, vesting may be accelerated based upon the achievement of specific thresholds for earnings per share or stock price. In addition, in July, 1996, the Committee approved a change in the timing of the award of options from the beginning of the year to July of each year. In order to make this transition, an additional award of stock options was granted in July. The exercise price was set at 100% of the fair market value on the date of grant. The July awards were approximately 50% to 75% of the value of the January, 1996 awards using the Black-Scholes pricing model. Options will fully vest in three years; however, vesting may be accelerated based upon the achievement of specific thresholds for earnings per share or stock price. The next planned grant of options will be in July, 1997. The size of previous option grants are taken into consideration when determining the amount of option grants.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Under the terms of the employment agreement entered into between Brunswick and Mr. Larson, the annual base salary for Mr. Larson has been set at $800,000. His performance is to be reviewed annually by the Board, taking into account such financial and non-financial factors as the Board determines to be pertinent. Approximately six months through each annual performance cycle, the Board shall review Mr. Larson's performance, with the interim review focusing primarily on non-financial factors which are believed to be essential for his successful leadership of the Company.

     Mr. Larson participates in an annual bonus plan which provides for a maximum of 200% of his annual salary based upon the achievement of goals established by the Board. After considering Mr. Larson's accomplishments of his assigned goals, the Committee recommended, and the Board of Directors approved, a bonus of $1,353,600 for 1996, receipt of which was deferred by Mr. Larson.

     Mr. Larson participates in the Strategic Incentive Plan under which he may earn a maximum of 100% of base salary per year in each cycle depending on the achievement of performance goals which have been approved by the Board (for the 1996-1997 cycle his maximum is 200%). One hundred percent of the award is denominated in stock units at the beginning of the performance period using the closing price of the Company's Common Stock on the first day of the performance period. In recognition of Mr. Larson's forfeiture of benefits to Long Term Compensation earned prior to joining Brunswick and his performance in 1996 toward achievement of the long term goals of the Company, the Committee recommended and the Board approved an award to Mr. Larson of 29,411 shares of restricted Common Stock.

     In January 1996, Mr. Larson was awarded 72,255 non-qualified stock options under the terms of his employment agreement. The option price was the then fair market value of the Company's stock. Such options are to vest 30%, 30% and 40% respectively on each of the next three anniversaries of the grant date or earlier if specified earnings or stock price goals are achieved. In July 1996, at the time the other Senior Executives were awarded options to transition to the annual July awarding of options, Mr. Larson was awarded options to purchase 90,000 shares of the Company's Common Stock at its then current market value with the vesting provisions similar to those options awarded in January. This award will satisfy the requirements of his employment agreement.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     The Company has reviewed its executive compensation plans in response to the Omnibus Budget Reconciliation Act of 1993 (the "Act"), which established a million dollar tax deduction limitation in August, 1993 for the taxable years beginning on or after January 1, 1994. The limitation applies to compensation in excess of $1 million paid to any executive who is employed by the Company on December 31 and named in the summary compensation table, with certain exceptions including an exception for compensation based upon objective performance measurements which are administered by a committee of outside directors and approved by shareholders. Mr. Larson has agreed to defer receipt of compensation to the extent it is not deductible by the Company because it exceeds the one million dollar deduction limitation.

     After a detailed review of the provisions of the Act as they pertain to the Plans currently in effect in the Company, the Committee has determined the following:

     (i) The Company does not currently intend to qualify the Brunswick Performance Plan for an exception to the deduction limitation of such compensation resulting from payments made under the Plan. The Chairman and Chief Executive Officer does not participate in this Plan; and

     (ii) The Company does not intend to submit the Strategic Incentive Plan to shareholders for approval in order to qualify the payments as performance-based compensation. For 1996, bonus payments under the Plan were earned by the accomplishment of strategic goals, the assessment of which were partly judgmental rather than being solely formula driven.

     The Company and the Committee will continue to monitor the impact of these Plans with respect to the deduction limitation.

     Submitted by Members of the Human Resource and Compensation Committee of the Board of Directors.

        R.W. Schipke, Chairman
        N.D. Archibald
        J. P. Diesel
        B.K. Koken

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG BRUNSWICK, S&P 500 INDEX AND PEER GROUP

         MEASUREMENT PERIOD               BRUNSWICK         PEER GROUP         S&P 500
        (FISCAL YEAR COVERED)                                                   INDEX
1991                                              100.0             100.0             100.0
1992                                              120.5             110.1             107.6
1993                                              136.9             135.8             118.5
1994                                              147.0             120.8             120.0
1995                                              191.3             151.7             165.1
1996                                              195.3             175.4             203.3

Basis of comparison is a $100 investment at December 31, 1991 in each of Brunswick, the S&P 500 Index and a peer group of three recreation manufacturing companies [Outboard Marine Corporation, K2, Inc. (formerly Anthony Industries, Inc.) and Johnson Worldwide Associates, Inc.] weighted by the beginning of the year market value of each company. All dividends are reinvested.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Chief Executive Officer and each of the four other most highly paid executive officers for each of the last three years.

                                                                                        Long-Term
                                                                                      Compensation
                                              Annual Compensation          -----------------------------------
                                        --------------------------------           Awards             Payouts
                                                                 Other     -----------------------   ---------
                                                                 Annual    Restricted   Securities   Long-Term   All Other
                                                                Compen-      Stock      Underlying   Incentive    Compen-
         Name/Position           Year    Salary      Bonus       sation     Award(3)    Options(#)    Payouts    sation(4)
---------------------------------------------------------------------------------------------------------------------------
Peter N. Larson/Chairman         1996   $800,000   $1,387,063   $115,197(5)  $790,400    162,255     $      0    $    3,223
and Chief Executive Officer(1)   1995    600,000      983,721    116,505      720,000    500,000            0     3,000,215
---------------------------------------------------------------------------------------------------------------------------
David D. Jones/Corporate Vice    1996   $450,000   $  301,680   $      0     $      0    100,000     $201,000    $   40,742
President and President,         1995    402,877      233,600      1,809      132,125     14,000      207,800        41,287
Mercury Marine Division          1994    338,384      250,000      1,195       90,625     10,000      200,000        21,445
---------------------------------------------------------------------------------------------------------------------------
William J.                       1996   $362,055   $  360,000   $      0     $      0     88,000     $210,600    $   71,970
Barrington/President, Sea Ray    1995    334,849      192,000      2,678       94,375     10,000      213,750        67,296
Division                         1994    313,699      180,000        901       72,500      8,000      185,000        32,182
---------------------------------------------------------------------------------------------------------------------------
Peter B. Hamilton/Sr. Vice       1996   $354,110   $  350,000   $ 11,085     $      0     90,000     $      0    $   43,410
President, Chief Financial       1995     29,726            0        250            0     50,000            0       465,000
Officer and Secretary(2)
---------------------------------------------------------------------------------------------------------------------------
Frederick J. Florjancic, Jr./    1996   $348,384   $  288,320   $      0     $      0     75,400     $172,462    $   21,768
Corporate Vice President and     1995    340,000       35,402        250      113,250     12,000      188,100        22,547
President, Brunswick Indoor      1994    316,301      160,000      1,392      117,812     13,000      183,000        11,986
Recreation Group
---------------------------------------------------------------------------------------------------------------------------

(1) Mr. Larson has been Chairman and Chief Executive since 1995.

(2) Mr. Hamilton joined the Company as Senior Vice President and Chief Financial Officer in December 1995.

(3) The amounts shown in this column are the value of the restricted shares as of the date of grant. The total number and value of restricted stock holdings as of December 31, 1996 for the named officers are as follows:
    Messrs. Larson 30,802 shares, $739,248; Jones 17,000 shares, $408,000;
    Barrington 13,500 shares, $324,000 and Florjancic 16,750 shares, $402,000. Mr. Larson was awarded 30,802 shares in February, 1996 based on the Company's financial performance for 1995, and these shares become fully vested on April 1, 1998. Mr. Larson was awarded 29,411 shares in February, 1997 based on the Company's financial performance for 1996, and these shares become fully vested on February 15, 1998. Receipt of Mr. Larson's shares is deferred until his retirement. Dividends are paid quarterly on all shares of restricted stock.

(4) All Other Compensation for 1996 for the named officers is comprised of the following: (i) Company contributions to the Brunswick Retirement Savings Plan for Messrs. Larson $2,850; Jones $2,850; Barrington $1,980; Hamilton $2,850 and Florjancic $2,850; (ii) Company contributions to the Brunswick Employee Stock Ownership Plan for Messrs. Larson $373; Jones $373; Barrington $432; Hamilton $373 and Florjancic $334; (iii) Company contributions for the Sea Ray Employees' Stock Ownership and Profit Sharing Plan and Supplemental Profit Sharing Plan for Mr. Barrington of $52,808 and
    (iv) the term life portion of the premiums plus the present value of the remaining premiums paid for the benefit of the named executives, measuring such value by assuming an interest free loan to the named executives until the Company is reimbursed for such remaining premiums: Messrs. Jones $37,519; Barrington $16,750; Hamilton $40,187 and Florjancic $18,584.

(5) Includes $79,746 for use of the Company's aircraft for authorized non-corporate purposes.

                             OPTION GRANTS IN 1996

                                 Individual Grants(1)
                                 ------------------------------------------------  Potential Realizable
                                 Number of    % of Total                           Value at Assumed Annual
                                 Securities   Options                              Rates of Stock Price
                                 Underlying   Granted to                           Appreciation for Option Term
                                 Options      Employees     Exercise   Expiration  -------------------------------------
Executive                        Granted      in 1996(4)    Price      Date        0%          5%              10%
------------------------------------------------------------------------------------------------------------------------
Peter N. Larson(2).............    72,255        2.37%      $23.375      01/02/06   0        $1,062,178       $2,691,768
                                   90,000        2.95%      $18.375      07/30/06   0        $1,040,034       $2,635,652

David D. Jones(3)..............    60,000        1.96%      $23.375      01/02/06   0          $882,025       $2,235,224
                                   40,000        1.31%      $18.375      07/30/06   0          $462,238       $1,171,401

William J. Barrington(3).......    48,000        1.57%      $23.375      01/02/06   0          $705,620       $1,788,179
                                   40,000        1.31%      $18.375      07/30/06   0          $462,238       $1,171,401

Peter B. Hamilton(3)...........    50,000        1.64%      $23.375      01/02/06   0          $735,021       $1,862,687
                                   40,000        1.31%      $18.375      07/30/06   0          $462,238       $1,171,401
Frederick J. Florjancic,
  Jr.(3).......................    45,400        1.49%      $23.375      01/02/06   0          $667,399       $1,691,319
                                   30,000         .98%      $18.375      07/30/06   0          $346,678         $878,551

All Shareholders(5)............       N/A          N/A          N/A           N/A   0    $1,325,066,197   $3,357,977,903

(1) Non-qualified stock options awarded during 1996 were granted at 100% of the closing fair market value on the date of grant with a ten year option term. When exercising options, an option holder may deliver previously acquired shares of Common Stock or may request that shares be withheld to satisfy the required withholding taxes.

(2) 30% of the options vest on the earliest of (i) the first anniversary of the grant date, (ii) when the Company's stock price attains $30.00 per share or, (iii) when annual net earnings of the Company exceed $2.35 per share; 30% of the options vest on the earliest of (i) the second anniversary of the grant date, (ii) when the Company's stock price attains $35.00 per share or, (iii) when annual net earnings of the Company exceed $2.70 per share; and 40% vest on the earliest of (i) the third anniversary of the grant date, (ii) when the Company's stock price attains $40.00 per share or, (iii) when annual net earnings of the Company exceed $3.05 per share. Options vest earlier if there is a change in control of the Company.

(3) 30% of the options vest when the Company's stock price attains $30.00 per share or when annual net earnings of the Company exceed $2.35 per share; 30% of the options vest when the Company's stock price attains $35.00 per share or when annual net earnings of the Company exceed $2.70 per share; and 40% vest when the Company's stock price attains $40.00 per share or when annual net earnings of the Company exceed $3.05 per share. Any options not vested prior to the third anniversary of the grant date become exercisable on that date. Options vest earlier if there is a change in control of the Company.

(4)  Based on 3,054,345 options granted to 395 employees during 1996.

(5) The potential realizable values for all shareholders were calculated using the weighted average exercise price of option shares awarded during 1996 and the total outstanding shares of Common Stock on December 31, 1996. At 5% and 10% annual appreciation the value of the

     Common Stock would be approximately $34.86 per share and $55.50 per share, respectively, at the end of the 10-year period.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                   Number of Securities                      Value of
                              Number of         Underlying the Unexercised          Unexercised, In-the-Money
                               Shares              Options at 12/31/96             Options Held at 12/31/96(1)
                             Acquired on      ------------------------------      ------------------------------
         Executive            Exercise        Exercisable      Unexercisable      Exercisable      Unexercisable
----------------------------------------------------------------------------------------------------------------
Peter N. Larson                   0             150,000           512,255          $581,250         $1,907,659
David D. Jones                    0              30,100           113,800          $230,763         $  336,225
William J. Barrington             0              26,200            98,200          $205,125         $  309,675
Peter B. Hamilton                 0                   0           140,000          $      0         $  362,500
Frederick J. Florjancic,
  Jr.                             0              28,900            89,000          $218,088         $  270,725

(1) Represents the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1996.

                 LONG-TERM INCENTIVE PLAN -- AWARDS DURING 1996

                           Number of Shares,    Performance or Other         Estimated Future Payouts Under
                                Units or            Period Until              Non-Stock Price-Based Plans
        Executive          Other Rights(#)(1)   Maturation or Payout      Threshold(#)              Maximum(#)
-------------------------------------------------------------------------------------------------------------
Peter N. Larson                  68,449          1/2/96 - 12/31/97            34,225                  68,449
David D. Jones                   19,251          1/2/96 - 12/31/97             9,626                  19,251
William J. Barrington            15,401          1/2/96 - 12/31/97             7,701                  15,401
Peter B. Hamilton                14,973          1/2/96 - 12/31/97             7,487                  14,973
Frederick J. Florjancic,
  Jr.                            14,545          1/2/96 - 12/31/97             7,273                  14,545

(1) These are awards under the Company's Strategic Incentive Plan. The value and the number of stock units were determined as a percentage of the executive officer's salary on January 2, 1996 based on the price of the Company's Common Stock at that time. The number of the stock units to which each officer becomes entitled to will depend upon the achievement of specified financial targets for pre-tax earnings and cash flow results. Each executive officer may elect to have stock units paid in Common Stock or in cash based on the price of the Common Stock at the time of payout.

                                 PENSION PLANS

     The following table shows the maximum retirement income which may be payable as a straight life annuity pursuant to the Company's salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

            Average of the
            Three Highest                                      Retirement Income for
          Consecutive Years'                               Years of Participating Service
            Earnings as a               --------------------------------------------------------------------
             Participant                   15                 20                  25                  30
------------------------------------------------------------------------------------------------------------
$  600,000                              $198,000          $  264,000          $  330,000          $  396,000
   800,000                               264,000             352,000             440,000             528,000
 2,200,000                               726,000             968,000           1,210,000           1,452,000
 2,600,000                               858,000           1,144,000           1,430,000           1,716,000

     The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years' earnings (salaries, annual bonuses and commissions but excluding bonuses earned under the Strategic Incentive Plan), and age.

     The years of service of the officers named in the summary compensation table are: Messrs. Larson 17 years, Jones 15 years, Hamilton 13 years and Florjancic 11 years. Mr. Barrington does not participate in any salaried pension plan.

     If there is a change in control of the Company on or before April 1, 2001 and if there is a termination, merger or transfer of assets of the salaried pension plans during the five years following the change in control of the Company, benefits would be increased so that there would be no excess net assets. Also, in the event of the involuntary termination of employment (other than for cause) of a participant in the salaried pension plans during the five years following such change in control of the Company, the participant's pension would not be reduced as a result of early retirement.

                             EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Mr. Larson which provides for his employment through April 1, 1999 at an annual salary of $800,000 per year. The agreement will be extended for successive additional one-year terms unless the Company or Mr. Larson elects not to extend the term at least six months before the new term otherwise would begin. The agreement provides for an annual bonus of up to 200% of salary based on the accomplishment of specified goals, which will be paid one-half in cash and one-half in Common Stock of the Company. Mr. Larson may elect to have the entire bonus paid in cash if he has satisfied the Company's stock ownership guidelines. Pursuant to the agreement Mr. Larson received options to purchase 100,000 shares of Common Stock at $25.50 per share for ten years and an award of 29,411 shares of Common Stock based on his 1996 performance, which will become fully vested on February 15, 1998, or earlier in the event of death, disability or change in control of the Company.

     The agreement provides that he will participate in the Company's Strategic Incentive Plan beginning with the 1996-1997 performance period and that his maximum award under the Strategic Incentive Plan will be 100% of his salary for the performance period. Awards under this plan are denominated in stock units based on the market value of the Company's Common Stock at the beginning of the performance period. Under the plan Mr. Larson may elect to receive stock or the cash value of the stock units at the time the award is paid, depending in part on whether he has satisfied the Company's stock ownership guidelines.

     Mr. Larson is also entitled under the agreement to an annual award of options to purchase Common Stock which are to have a value of $750,000 using the Black-Scholes pricing model. The agreement also provides that with some exceptions Mr. Larson shall participate in all benefit plans offered to the Company's Senior Executives during the term of the agreement and for two years following termination of the agreement for any reason other than death, incapacity or cause. In addition, the agreement provides that he shall be entitled for six years following the termination of the agreement to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement then maintained or offered by the Company.

     Mr. Larson has agreed to defer receipt of cash or Common Stock compensation under his agreement to the extent it is not deductible by the Company because it exceeds the one million dollar deduction limitation in Section 162(m) of the Internal Revenue Code. He also may elect to defer receipt of additional cash or Common Stock compensation under his agreement. Cash amounts deferred either will be invested or will accrue interest at the prime rate in effect at the First National Bank of Chicago (plus 5% for amounts which are deferred by reason of the one million dollar deduction limitation) or, if greater, at the Company's short term borrowing rate. Dividends on Common Stock which is deferred will be reinvested in additional shares of Common Stock unless Mr. Larson elects to receive the dividends on a current basis. Life insurance of three and one-half times Mr. Larson's base salary is to be maintained for him during the term of the agreement and for two years following termination of the agreement for any reason other than death, incapacity or cause. Mr. Larson may elect to reduce the amount of life insurance provided to him and to receive the premiums which otherwise would have been paid for the insurance.

     If Mr. Larson's employment is terminated before completion of the term of his agreement for any reason other than death, incapacity or cause, or if Mr. Larson resigns following a significant change in the nature or scope of his duties, a reduction in his compensation, a reasonable determination by Mr. Larson that as a result of a change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, a change in control of the Company (as defined below), or breach by the Company of the agreement, the agreement provides that he shall receive a lump sum payment equal to (i) his salary for two years following termination at the rate in effect as of the date of termination and (ii) annual bonus and strategic incentive awards for the two year period following termination based on performance to date extrapolated through the termination date and that non-performance restrictions on stock options shall lapse, performance restrictions on options shall lapse to the extent authorized by the Board of Directors, and options which are then exercisable or become exercisable because of the lapse of restrictions shall remain exercisable until the earlier of (i) their expiration or (ii) five years following termination of employment. The agreement prohibits competition with the Company by Mr. Larson during the term of the agreement and for two years thereafter and requires confidentiality on the part of Mr. Larson during and after the term of the agreement.

     The agreement provides that Mr. Larson will receive a pension from the Company as if he had been employed by the Company for an additional 15 years, reduced by the pension he receives from Johnson & Johnson, his former employer, and reduced by the amount of his Social Security benefit. Mr. Larson may elect to be paid his pension benefits under the Company's supplemental pension plan in a lump sum.

     Upon Mr. Larson's request after a change in control of the Company, the Company is required under the agreement to pay Mr. Larson any amount then held for him in a deferred compensation account, and to pay a lump sum pension payment equal to the present value of benefits accrued under the Company's supplemental pension plan. The definition of a change in control includes (i) the ownership of 30% or more of the outstanding voting stock of the Company by any person other than an employee benefit plan of the Company, (ii) a tender offer which has not been negotiated and approved by the Board of Directors of the Company for stock of the Company if (a) the offeror owns or has accepted for payment 25% or more of the outstanding voting stock of the Company or (b) the offer remains open three days before its stated termination date and if the offeror could own 50% or more of the outstanding voting stock of the Company as a result of the offer, or (iii) the failure of the Board of Directors' nominees to constitute a majority of the Board of Directors of the Company following a contested election of directors.

     The Company has an employment agreement with Mr. Hamilton which provides for his employment through December 31, 1998 at an annual salary of not less than $350,000 per year. The agreement provides for an annual bonus of up to 100% of salary, which may be paid in cash and/or Common Stock of the Company. Pursuant to the agreement Mr. Hamilton received options to purchase 50,000 shares of Common Stock at $23.375 per share for ten years, an award of 20,000 shares of Common Stock, and a cash payment of $40,000.

     The agreement provides that he will participate in the Company's Strategic Incentive Plan beginning with the 1996-1997 performance period and that his maximum award under the Strategic Incentive Plan will be 100% of his annual salary at the beginning of the performance period. Awards under this plan are denominated in stock units based on the market value of the Company's Common Stock at the beginning of the performance period. Under the plan Mr. Hamilton may elect to receive stock or the cash value of the stock units at the time the award is paid, depending in part on whether he has satisfied the Company's stock ownership guidelines.

     The agreement also provides that Mr. Hamilton shall participate in all benefit plans offered to the Company's Senior Executives during the term of the agreement and for one year following termination of the agreement for any reason other than death, incapacity or cause. In addition, the agreement provides that he shall be entitled for six years following the termination of the agreement to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement then maintained or offered by the Company.

     If Mr. Hamilton's employment is terminated before completion of the term of his agreement for any reason other than death, incapacity or cause, or if Mr. Hamilton resigns following a significant change in the nature or scope of his duties, a reduction in his compensation, a reasonable determination by Mr. Hamilton that as a result of a change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, or breach by the Company of the agreement, the agreement provides that he shall receive a lump sum payment equal to (i) his salary for one year following termination at the rate in effect as of the date of termination and (ii) annual bonus and strategic incentive awards for the one year period following termination based on performance to date extrapolated through the termination date. The agreement prohibits competition with the Company by Mr. Hamilton during the term of the agreement and for one year thereafter and requires confidentiality on the part of Mr. Hamilton during and after the term of the agreement.

     The agreement provides that Mr. Hamilton will receive a pension from the Company as if he had been employed by the Company for an additional 12.5 years, reduced by the pension he receives from Cummins Engine Company, Inc., his former employer.

     Mr. Reichert retired as Chairman of the Board on October 1, 1995. The Company has agreed to provide him until October 1, 2010 with life insurance of three and one-half times his former base salary (less the face value of any policy released to him under the Split Dollar Life Insurance Plan). This obligation is being satisfied through the Split Dollar Life Insurance Plan. The Company also has agreed to provide Mr. Reichert with office space and secretarial service until October 1, 2000.

     The Company also has employment agreements with Messrs. Jones, Barrington, Hamilton and Florjancic and certain other officers which provide that after a change in control of the Company each executive will be employed for three years (but not beyond the executive's 65th birthday) during which the executive will be entitled to a salary not less than the executive's annual salary immediately prior to the change in control, with the opportunity for regular increases, and incentive compensation, employee benefits and perquisites equivalent to those provided by the Company to executives with comparable duties, but at least as great as those to which the executive was entitled immediately prior to the change in control. The definition of a change in control in these agreements is the same as the definition in Mr. Larson's agreement described above. Within 60 days after a change in control, the Company is required to pay the executive a lump sum pension payment equal to the present value of benefits accrued under the Company's supplemental pension plan as of the end of the prior year.

     If employment is terminated under any of these agreements before completion of the term of employment for any reason other than death, incapacity or cause, or if an executive resigns following a significant change in the nature or scope of the executive's duties, a reduction in total compensation, a reasonable determination by the executive that as a result of a change in the circumstances affecting the executive's position the executive is unable to exercise the authorities and duties attached to the executive's position, or breach by the Company of the agreement, the executive would be paid a lump sum payment equal to (i) his or her salary for three years at the rate in effect as of the date of termination, (ii) a bonus of 50% of salary for each of the three years, and
(iii) an additional bonus under the Brunswick Strategic Incentive Plan equal to 50% of salary for each of the three years. If the executive attains age 65 during such three-year period, all of the foregoing payments will be reduced proportionally. If the lump sum payments are paid, the executive shall be treated as though he or she had continued to participate in the Company's incentive compensation and employee benefit plans for the three years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit accrued for the three years. The agreements prohibit competition with the Company by the executive for one year after termination of employment and require confidentiality on the part of the executive during and after the term of the agreements. The agreements also provide that if any executive is required to pay any excise tax on payments from the Company by reason of Section 4999 of the Internal Revenue Code of 1986, the Company will reimburse the executive for such excise tax plus any other taxes owed as a result of such reimbursement.

     The agreements provide that each executive may resign during the six months following a change in control of the Company and elect to receive a lump sum payment equal to (i) his or her salary for two years at the rate in effect as of the date of termination, (ii) a bonus of 50% of salary for the two years, and
(iii) an additional bonus under the Brunswick Strategic Incentive Plan equal to 50% of salary for the two years. Also, the executive would be treated as though he or she had continued to participate in the Company's incentive compensation and employee benefit plans for the two years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit that would have accrued for the two years. If the executive attains age 65 during such two-year period, all of the foregoing payments will be reduced proportionally. Payments to Mr. Hamilton will be reduced by the amount of any payments to him under his employment agreement described above in the event of termination of employment.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of its Audit and Finance Committee, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, auditors for the Company and its subsidiaries for the year 1997. The Board of Directors recommends to the shareholders that the appointment of Arthur Andersen LLP as auditors for the Company and its subsidiaries be ratified. If the shareholders do not ratify the appointment, the selection of auditors will be reconsidered by the Audit and Finance Committee and the Board of Directors. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

     If any matters other than those referred to in the Notice of Annual Meeting should properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice which may be considered at the Meeting.

     The entire expense of proxy solicitation will be borne by the Company. In addition to solicitation by mail, telephone, facsimile, telegraph and personal contact by its officers and employees, the Company has retained the firm of Georgeson & Co. to assist in the solicitation of proxies. Reasonable out-of-pocket expenses of forwarding the proxy material will be paid by the Company. For its services, Georgeson & Co. will be paid a fee of approximately $8,000.

SHAREHOLDER PROPOSALS

     Under the rules of the Securities and Exchange Commission proposals of shareholders to be considered for inclusion in the proxy statement and form of proxy for the 1998 Annual Meeting must be received by the Company at its offices at 1 N. Field Ct., Lake Forest, Illinois 60045-4811, Attention: Secretary, no later than November 20, 1997 and must otherwise meet the requirements of those rules.

     In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy, and date, sign and return it promptly in the envelope provided.

                                           By order of the Board of Directors,
                                           Peter Hamilton
                                           PETER B. HAMILTON
                                           Secretary
Lake Forest, Illinois
March 20, 1997

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     PROXY

     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRUNSWICK
     CORPORATION

                                                            BRUNSWICK LOGO

         The undersigned hereby appoints P. N. Larson, P. B. Hamilton and M. D. Schmitz, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 23, 1997 or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.


      1. ELECTION OF DIRECTORS             [ ] FOR the following nominees: M. J.            [ ] WITHHOLD AUTHORITY to vote for
                                               Callahan, M. A. Fernandez, G. D. Kennedy,        all nominees or their alternates
                                               R. P. Mark and R. W. Schipke (except
                                               as marked to the contrary) or for
                                               alternate(s) designated by the Board
                                               of Directors

    (Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee(s) in the space provided below.)

     ---------------------------------------------------------------------

     2. Ratification of Auditors         FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

     3. In their discretion on such other business as may properly come before the meeting.

    THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION
            IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

         PLEASE MARK, SIGN ON REVERSE SIDE, DATE AND RETURN PROMPTLY IN
                               ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              (Continued from other side)

     Dated                                      , 1997
          --------------------------------------

     ---------------------------------      ----------------------------------
        (Signature of Stockholder)               (Signature of Stockholder)

     Please sign as your name or names appear above, date and mail this proxy promptly in the enclosed return envelope. If your stock is held in joint tenancy, both joint tenants must sign. Executors, administrators, trustees, etc. should give full title as such. If executed by a corporation, a duly authorized officer should sign.

PROXY                                                                      PROXY

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             BRUNSWICK CORPORATION

     The undersigned hereby appoints P.N. Larson, P.B. Hamilton, and M.D. Schmitz, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 23, 1997 or any adjournment thereof.

     BY SIGNING AND RETURNING THIS FORM, YOU WILL BE INSTRUCTING MELLON BANK N.A., THE TRUSTEE FOR THE BRUNSWICK EMPLOYEE STOCK OWNERSHIP PLAN, BRUNSWICK RETIREMENT SAVINGS PLANS AND SEA RAY EMPLOYEES' STOCK OWNERSHIP AND PROFIT SHARING PLAN, TO VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN THESE PLANS. THE TRUSTEE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU SIGN AND RETURN THIS FORM WITHOUT MAKING ANY DIRECTION, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2. IF YOU DO NOT RETURN THIS FORM BY APRIL 21, 1997, THE TRUSTEE WILL VOTE YOUR SHARES (EXCEPT FOR SHARES ACQUIRED WITH TAX CREDIT CONTRIBUTIONS) IN THE SAME PROPORTION AS IT VOTES SHARES FOR WHICH IT RECEIVES INSTRUCTIONS.

     IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                             BRUNSWICK CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

1. Election of Directors--                                         For All
   Nominees: M.J. Callahan, M.A. Fernandez,       For   Withheld   Except Vote Withheld for the Nominee(s) Written Below
   G.D. Kennedy, R.P. Mark and R.W. Schipke.      / /     / /       / /
                                                                          _______________________________________________________

2. Ratification of Auditors.                      For  Against  Abstain
                                                  / /    / /      / /           3. In their discretion on such other business as
                                                                                   may properly come before the meeting.


          A VOTE FOR ITEMS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                                                                    Dated: _________________________________, 1997


                                                                                    ______________________________________________
                                                                                    Signature
                                                                                    NOTE: Please sign exactly as name appears on
                                                                                    this proxy, date and mail this proxy promptly in
                                                                                    the enclosed return envelope so that it is
                                                                                    received prior to the meeting.  These
                                                                                    confidential voting instructions will be seen
                                                                                    only by authorized personnel of the Trustee and
                                                                                    its tabulator.